EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements listed below of our report dated August 21, 1997, with respect to the financial statements of Alternative Technology Resources, Inc. included in the Annual Report (Form 10-KSB) for the year ended June 30, 1997:

Form S-8 No. 33-60100 pertaining to the 3Net Systems, Inc. Employee Savings
  Plan
Form S-8 No. 33-73166 pertaining to the 3Net Systems, Inc. Employee Savings
  Plan
Form S-8 No. 33-81598 pertaining to the Nonstatutory Stock Option Agreement by and between 3Net Systems, Inc. and Larry M. Gress
Form S-8 No. 33-80186 pertaining  to  the  3Net Systems, Inc. Special Stock
  Option Plan
Form  S-8  No. 33-80300 pertaining to the 3Net  Systems,  Inc.  1993  Stock
  Option/Stock Issuance Plan
Form S-3 No. 33-86962

                                                          ERNST & YOUNG LLP

Sacramento, California
September 24, 1997